EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of our report dated February 26, 2003 on the consolidated statements of income, changes in stockholders’ equity and cash flows of Logan County BancShares, Inc. for the year ended December 31, 2002.  Said report is referred to in this Form 10-K under Part II, Item 8.

/s/ McNeal, Williamson & Co.

Logan, West Virginia
March 28, 2005